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EXHIBIT 5

BAKER & DANIELS
300 NORTH MERIDIAN STREET
SUITE 2700
INDIANAPOLIS, INDIANA 46204
(317) 237-0300

December 2, 2003

Interactive Intelligence, Inc.
7601 Interactive Way
Indianapolis, Indiana 46278

  Re:
  Registration Statement on Form S-8

Ladies and Gentlemen:

        We have acted as counsel to Interactive Intelligence, Inc., an Indiana corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission (the "Commission") of the Company's Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933 (the "Act"), registering an indefinite number of options and 300,000 shares of the Company's Common Stock, $0.01 par value (the "Shares"), pursuant to the Company's 1999 Stock Option and Incentive Plan (as restated to reflect all amendments adopted through February 23, 2002) (the "Plan").

        In so acting, we have examined and relied upon the originals, or copies certified or otherwise identified to our satisfaction, of such records, documents and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.

        Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, when the Registration Statement shall have become effective and the Shares have been issued in accordance with the Plan, the Shares will be validly issued, fully paid and nonassessable.

        Our opinion expressed above is limited to the federal law of the United States and the law of the State of Indiana.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission thereunder.

Very truly yours,
/s/ BAKER & DANIELS

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  EXHIBIT 5